Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Turnstone Biologics Corp. 2018 Equity Incentive Plan, Turnstone Biologics Corp. 2023 Equity Incentive Plan, and the Turnstone Biologics Corp. 2023 Employee Stock Purchase Plan of Turnstone Biologics Corp. of our report dated May 12, 2023 (except for the last paragraph of Note 14, as to which the date is July 17, 2023), with respect to the consolidated financial statements of Turnstone Biologics Corp. included in its Registration Statement (Form S-1 No. 333-272600), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 25, 2023